                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER



                                  dated as of


                                February 5, 2001


                                     among

                               HAVAS ADVERTISING,


                         HAS ACQUISITION II CORPORATION


                                      AND


                          SNYDER COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
ARTICLE 1  THE MERGER.................................................................................................      2
   SECTION 1.01.    The Merger........................................................................................      2
   SECTION 1.02.    Certificate of Incorporation......................................................................      3
   SECTION 1.03.    Bylaws............................................................................................      3
   SECTION 1.04.    Directors and Officers............................................................................      3
ARTICLE 2  CONVERSION OF SECURITIES...................................................................................      3
   SECTION 2.01.    Conversion of Securities..........................................................................      3
   SECTION 2.02.    Surrender of Certificates.........................................................................      5
   SECTION 2.03.    No Further Ownership Rights in circle.com Common Stock............................................      7
   SECTION 2.04.    Lost, Stolen or Destroyed Certificates............................................................      7
   SECTION 2.05.    Withholding Rights................................................................................      7
   SECTION 2.06.    Stock Option and Other Stock Plan.................................................................      8
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................................      9
   SECTION 3.01.    Organization and Power............................................................................      9
   SECTION 3.02.    Corporate Authorization...........................................................................      9
   SECTION 3.03.    Governmental Authorization........................................................................     10
   SECTION 3.04.    Non-Contravention.................................................................................     10
   SECTION 3.05.    Capitalization of the Company.....................................................................     11
   SECTION 3.06.    Opinion of Financial Advisor......................................................................     12
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT...................................................................     12
   SECTION 4.01.    Organization and Power............................................................................     12
   SECTION 4.02.    Corporate Authorization...........................................................................     13
   SECTION 4.03.    Governmental Authorization........................................................................     13
   SECTION 4.04.    Non-Contravention.................................................................................     14
   SECTION 4.05.    Capitalization of Parents.........................................................................     14
   SECTION 4.06.    COB Filings.......................................................................................     15
   SECTION 4.07.    Financial Statements..............................................................................     15
   SECTION 4.08.    Disclosure Documents..............................................................................     16
   SECTION 4.10.    Merger Subsidiary.................................................................................     17
ARTICLE 5  COVENANTS..................................................................................................     17
   SECTION 5.01.    Conduct of the Company............................................................................     17
   SECTION 5.02.    Shareholder Meetings; Proxy Materials; Registration Statement.....................................     17
   SECTION 5.03.    No Solicitation...................................................................................     18
   SECTION 5.04.    Notice of Certain Events..........................................................................     20
   SECTION 5.05.    Reasonable Best Efforts...........................................................................     21

   SECTION 5.06.    Cooperation.......................................................................................     21
   SECTION 5.07.    Public Announcements..............................................................................     21
   SECTION 5.08.    Further Assurances................................................................................     22
   SECTION 5.09.    Director and Officer Liability....................................................................     22
   SECTION 5.10.    Obligations of Merger Subsidiary..................................................................     23
   SECTION 5.11.    Listing...........................................................................................     23
   SECTION 5.12.    Tax Treatment.....................................................................................     23
   SECTION 5.13.    Third Party Consents..............................................................................     23
ARTICLE 6  CONDITIONS TO THE MERGER...................................................................................     24
   SECTION 6.01.    Conditions to the Obligations of Each Party.......................................................     24
   SECTION 6.02.    Conditions to the Obligations of Parent and Merger Subsidiary.....................................     25
   SECTION 6.03.    Conditions to the Obligations of the Company......................................................     25
ARTICLE 7  TERMINATION................................................................................................     26
   SECTION 7.01.    Termination.......................................................................................     26
   SECTION 7.02.    Effect of Termination.............................................................................     28
   SECTION 7.03.    Payments..........................................................................................     28
ARTICLE 8  MISCELLANEOUS..............................................................................................     28
   SECTION 8.01.    Certain Definitions...............................................................................     28
   SECTION 8.02.    Notices...........................................................................................     28
   SECTION 8.03.    Entire Agreement; Non-Survival of Representations and Warranties; Third Party Beneficiaries.......     31
   SECTION 8.04.    Amendments; No Waivers............................................................................     31
   SECTION 8.05.    Successors and Assigns............................................................................     31
   SECTION 8.06.    Governing Law.....................................................................................     31
   SECTION 8.07.    Jurisdiction......................................................................................     32
   SECTION 8.08.    Counterparts; Effectiveness.......................................................................     32
   SECTION 8.09.    Interpretation....................................................................................     32
   SECTION 8.10.    Severability......................................................................................     32
   SECTION 8.11.    Specific Performance..............................................................................     33
   SECTION 8.12.    Joint and Several Liability.......................................................................     33

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2001 (this "Agreement"), among HAVAS ADVERTISING, a societe anonyme organized under the
 ---------
laws of the French Republic ("Parent"), HAS ACQUISITION II CORPORATION, a
                              ------
Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger
                                                                       ------
Subsidiary"), and SNYDER COMMUNICATIONS, INC., a Delaware corporation (the
----------
"Company").
 -------

          WHEREAS, Parent owns 100% of the outstanding shares of SNC Common Stock (as defined in Section 2.01(b)) of the Company;

          WHEREAS, the Board of Directors of Parent (the "Parent Board") has
                                                          ------------
approved and deems it advisable and in the best interests of its shareholders to acquire the outstanding circle.com Common Stock (as defined in Section 2.01(a)) through a merger of the Company and Merger Subsidiary on the terms and conditions set forth herein;

          WHEREAS, in connection with the proposed Merger (as defined in Section 1.01(a)), the Board of Directors of the Company (the "Company Board") has
                                                      -------------
appointed a special committee (the "Special Committee") to, among other things,
                                    -----------------
consider and, as the Special Committee deems appropriate, negotiate the terms of the proposed Merger;

          WHEREAS, in connection with the proposed Merger, the Special Committee has engaged an independent financial advisor and an independent legal counsel to assist it in its consideration and negotiation of the terms of the proposed Merger;

          WHEREAS, the Special Committee, after such consideration and negotiation, has recommended that the Company Board approve and deem it advisable and in the best interests of the holders of circle.com Common Stock to enter into the proposed Merger;

          WHEREAS, the Company Board, upon recommendation from the Special Committee, has approved and deems it advisable and in the best interests of the holders of circle.com Common Stock to enter into the proposed Merger;

          WHEREAS, in furtherance thereof, the Board of Directors of each of the Company, Parent and Merger Subsidiary have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which, among other things, each share of circle.com Common Stock of the Company will be converted into the right to receive Parent ADSs (as defined in Section 2.01(a)); and

          WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section
                              --------------
368(a) of the

Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  The Merger

          SECTION 1.01.  The Merger.
                         ----------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the Delaware General
 ------
Corporation Law (the "DGCL"), whereupon the separate existence of Merger
                      ----
Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").
                  ---------------------

          (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a
                                -------
date (the "Closing Date") which shall be the first business day after
           ------------
satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, DC 20004, or at such other time, date or place as agreed to in writing by the parties hereto.

          (c) Subject to the conditions of this Agreement, Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "Certificate of Merger"), as soon as practicable on or after the
               ---------------------
Closing Date. The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Parent and the Company and specified in the Certificate of Merger (the "Effective Time").
             --------------

          (d) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

          SECTION 1.02.  Certificate of Incorporation.
                         ----------------------------

          The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation.

          SECTION 1.03.  Bylaws.
                         ------

          The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL.

          SECTION 1.04.  Directors and Officers.
                         ----------------------

          From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the DGCL, the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 2

                           Conversion of Securities

          SECTION 2.01.  Conversion of Securities.
                         ------------------------

          As of the Effective Time and subject to the terms of this Agreement, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Merger Subsidiary or the Company:

          (a)  circle. com Common Stock. Each share of common stock, par value
               ------------------------
$0.001 per share, of the Company designated as "Snyder Communications, Inc. - circle.com Common Stock" in the certificate of incorporation of the Company (the "circle.com Common Stock") issued and outstanding immediately prior to the
 -----------------------
Effective Time (other than any shares of circle.com Common Stock to be cancelled pursuant to Section 2.01(c)) automatically will be converted into the right to receive at the Effective Time a number of fully paid and non-assessable American Depositary Shares of Parent (each a "Parent ADS", and collectively the "Parent
                                     ----------                         ------
ADSs"), with each Parent ADS representing one Parent Share (as defined in
----
Section 4.05(a)) evidenced by American Depositary Receipts of Parent ("Parent
                                                                       ------
ADRs"), equal to the Exchange Ratio (as defined below).
-----

               (i)  For purposes of this Agreement, the "Exchange Ratio" shall
                                                         --------------
be calculated as follows:

                    (A) If the Average Parent Trading Price (as defined below) is at least equal to $13.56 (the "Lower
                                                           -----

                         Collar Amount") but not greater than $16.58 (the "Upper
                         -------------                                     -----
                         Collar Amount"), the Exchange Ratio shall equal the
                         -------------
                         quotient (rounded to the nearest ten-thousandth) of $1.27 divided by the Average Parent Trading Price.

                    (B) If the Average Parent Trading Price is greater than the Upper Collar Amount, then the Exchange Ratio shall equal the quotient (rounded to the nearest ten-thousandth) of $1.27 divided by the Upper Collar Amount.

                    (C) If the Average Parent Trading Price is less than the Lower Collar Amount, then the Exchange Ratio shall equal the quotient (rounded to the nearest ten-thousandth) of $1.27 divided by the Lower Collar Amount.

               (ii) For purposes of this Agreement, (A) the term "Average Parent
                                                                  --------------
Trading Price" shall mean the average of the Closing Sale Prices for the twenty
-------------
(20) days of trading ending three (3) trading days prior to the Closing Date and
(B) the term "Closing Sale Price" shall mean the closing sale price of the
              ------------------
Parent ADSs reported on The Nasdaq Stock Market's National Market System on the applicable trading date.

          (b)  SNC Common Stock. Each share of common stock, par value $0.001
               ----------------
per share, of the Company designated as "Snyder Communications, Inc. -SNC Common Stock" in the certificate of incorporation of the Company (the "SNC Common
                                                                ----------
Stock", and together with the circle.com Common Stock, the "Company Common
-----                                                       --------------
Stock") issued and outstanding immediately prior to the Effective Time shall
-----
remain outstanding in the Merger as one share of SNC Common Stock of the Surviving Corporation.

          (c)  Cancellation of Certain Shares. Each share of circle.com Common
               ------------------------------
Stock held in the treasury of the Company or owned by Parent, Merger Subsidiary or any other Subsidiary (as defined in Section 8.01) of the Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (d)  Capital Stock of Merger Subsidiary. The outstanding shares of
               ----------------------------------
common stock, $0.01 par value, of Merger Subsidiary (the "Merger Subsidiary
                                                          -----------------
Common Stock") issued and outstanding immediately prior to the Effective Time
------------
automatically will be converted into shares of circle.com Common Stock of the Surviving Corporation equal to the number of outstanding shares of circle.com Common Stock of the Company outstanding immediately prior to the Effective Time.

          (e)  Adjustment. The Exchange Ratio shall be adjusted to reflect fully
               ----------
the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of circle.com Common Stock, Parent Shares or Parent ADSs), reorganization, recapitalization or other like change with respect to shares of circle.com Common Stock, Parent Shares or Parent ADSs occurring after the date hereof and having a record or effective date prior to the Effective Time.

          (f)  Fractional Shares. No certificates, scrip or receipt representing
               -----------------
any fraction of a Parent ADS will be issued by virtue of the Merger, but in lieu thereof each holder of shares of circle.com Common Stock who would otherwise be entitled to a fraction of a Parent ADS (after aggregating all fractional Parent ADSs to be received by such holder) shall receive from Parent an amount of cash (rounded down to the nearest whole cent), without interest thereon, equal to the product of (i) such fraction multiplied by (ii) the Average Parent Trading Price.

          SECTION 2.02.  Surrender of Certificates.
                         -------------------------

          (a)  Exchange Agent. Parent shall select its depository bank, or
               --------------
another bank or trust company reasonably acceptable to the Company, to act as the exchange agent (the "Exchange Agent") in the Merger.
                         --------------

          (b)  Parent to Provide Merger Consideration. Promptly, but in no event
               --------------------------------------
later than seven (7) business days after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article 2 certificates for the Parent ADRs representing the Parent ADSs issuable pursuant to Section 2.01(a) in exchange for outstanding shares of circle.com Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.01(f) and any dividends or distributions to which holders of shares of circle.com Common Stock may be entitled pursuant to Section 2.02(e). The Parent ADSs issuable pursuant to Section 2.01(a) and the cash payable pursuant to Section 2.01(f) are referred to collectively as the "Merger
                                                                         ------
Consideration."
-------------

          (c)  Exchange Procedures for circle.com Common Stock. Promptly after
               -----------------------------------------------
the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "circle.com Certificates") that
                                                 -----------------------
immediately prior to the Effective Time represented outstanding shares of circle.com Common Stock whose shares were converted into the right to receive a pro rata portion of the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the circle.com Certificates shall pass, only upon delivery of the circle.com Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for effecting the exchange of the circle.com Certificates for a pro rata portion of the Merger Consideration. Upon surrender of a circle.com Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such circle.com Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 2.01, and the circle.com Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding circle.com Certificate will be deemed from and after the Effective Time, for all corporate purposes to evidence only the ownership of the Parent ADRs representing the number of full Parent ADSs into which the shares of circle.com Common Stock evidenced by such circle.com Certificate shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional Parent ADSs in accordance with Section 2.01(f) and any dividends or distributions payable pursuant to Section 2.02(e).

          (d)  Certificates for Merger Subsidiary Common Stock. Certificates
               -----------------------------------------------
representing shares held of record by holders of Merger Subsidiary Common Stock shall remain outstanding and shall not be exchanged, but shall represent the equivalent number of shares of common stock of the Surviving Corporation.

          (e)  Distributions With Respect to Unexchanged Shares. No dividends or
               ------------------------------------------------
other distributions declared or made after the date of this Agreement with respect to Parent ADSs with a record date after the Effective Time will be paid to the holder of any unsurrendered circle.com Certificate with respect to the Parent ADSs represented thereby until the holder of record of such circle.com Certificate shall surrender such circle.com Certificate. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such circle.com Certificate, there shall be delivered to the record holder of Parent ADRs representing such Parent ADSs (i) a certificate representing whole Parent ADSs issuable and payable in exchange for such circle.com Certificate, without interest, (ii) payments of the amount of dividends or other distributions with a record date after the Effective Time then payable with respect to such whole Parent ADSs and (iii) cash in lieu of any fractional shares in accordance with Section 2.01(f).

          (f)  Transfers of Ownership. If any certificate for Parent ADRs
               ----------------------
representing Parent ADSs is to be issued in a name other than that in which the circle.com Certificate surrendered in exchange therefor is registered or if any other portion of the Merger Consideration is to be payable to a person other than the person to whom such circle.com Certificate is registered, it will be a condition of the issuance and payment thereof that the circle.com Certificate so surrendered will be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise be in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for Parent ADRs representing Parent ADSs in any name, or the payment of any other portion of the Merger Consideration to any person, other than that of the registered holder of the circle.com Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

          (g)  No Liability. Notwithstanding anything to the contrary in this
               ------------
Section 2.02, none of the Exchange Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to any person in respect of any Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)  Termination of Exchange Agent. Any Merger Consideration made
               -----------------------------
available to the Exchange Agent pursuant to Section 2.02(b) and not exchanged within twelve (12) months after the Effective Time pursuant to this Section 2.02 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent, and thereafter any holder of unsurrendered circle.com Certificates shall look as a general creditor only to Parent for payment of any funds to which such holder may be due, subject to applicable law.

          SECTION 2.03.  No Further Ownership Rights in circle.com Common Stock.
                         ------------------------------------------------------

          The Merger Consideration issued and paid in exchange of shares of circle.com Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of circle.com Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of circle.com Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, circle.com Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

          SECTION 2.04.  Lost, Stolen or Destroyed Certificates.
                         --------------------------------------

          In the event any circle.com Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed circle.com Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that
                                                      --------  -------
Parent may, in its discretion and as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed circle.com Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the circle.com Certificates alleged to have been lost, stolen or destroyed.

          SECTION 2.05.  Withholding Rights.
                         ------------------

          Each of the Surviving Corporation and Parent shall be entitled, or shall be entitled to cause the Exchange Agent, to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of circle.com Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax (as defined below) law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of circle.com Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          SECTION 2.06.  Stock Option and Other Stock Plans.
                         ----------------------------------

          (a) As soon as practicable following the date of this Agreement, Parent and the Company shall take such action with respect to Snyder Communications Inc. Second Amended and Restated 1996 Stock Incentive Plan and other assumed stock option plans of the Company (the "Company Option Plans") and
                                                      --------------------
any other actions as may be required to effect the following provisions of this
Section 2.06(a). At the Effective Time, Parent shall cause each option to purchase shares of circle.com Common Stock pursuant to the Company Option Plans that is then outstanding, whether vested or unvested (each a "circle.com Stock
                                                              ----------------
Option") to be converted into an option (each an "Adjusted Option") to purchase
------                                            ---------------
the number of Parent ADSs (rounded up to the nearest whole share) equal to (x) the number of shares of circle.com Common Stock subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per Parent ADS (rounded down to the nearest whole cent) equal to the aggregate exercise price for the shares of circle.com Common Stock subject to such circle.com Stock Option divided by the number of Parent ADSs purchasable pursuant to the corresponding Adjusted Option; provided, however, that in the case of any
                               --------  -------
circle.com Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the Adjusted Options shall be subject to the same terms and conditions (including, subject to any contractual acceleration of vesting as a consequence of the Merger pursuant to the terms of the applicable option agreement, with respect to vesting) as were applicable to the converted option immediately prior to the Effective Time.

          (b) As soon as practicable after the Effective Time (but in no event more than thirty (30) days thereafter), Parent shall deliver to the holders of circle.com Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Option Plans and the agreements evidencing the grants of such circle.com Stock Options and that such circle.com Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.06 after giving effect to the Merger). Parent and the Surviving Corporation shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, the Company Option Plans, that the circle.com Stock Options that qualified as incentive stock options under
Section 422 of the Code prior to the Effective Time continue to so qualify as incentive stock options after the Effective Time.

          (c) Parent and the Surviving Corporation shall take such actions as are reasonably necessary for the assumption (or substitution) of the circle.com Stock Options by Parent pursuant to this Section 2.06, including the reservation, issuance and listing of Parent ADSs, as is necessary to effectuate the transactions contemplated by this Section 2.06. Parent shall, and shall cause the Surviving Corporation to, prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 or other
                          ---
appropriate form with respect to Parent ADSs subject to Adjusted Options issued under the Company Option Plan, and shall use its reasonable best efforts to have such registration statement(s) declared effective immediately following the Effective Time and to maintain the effectiveness of such registration statement covering such Adjusted Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options remain outstanding.

          (d) The Company shall notify all holders of circle.com Stock Options that no circle.com Stock Options may be exercised during the period specified in such notice commencing not less than three (3) business days before the Closing Date and ending on the first business day after the Effective Time, in order that the Parent Board may correctly determine the number of Parent Shares to be authorized in respect of the Capital Increase (as defined in Section 4.02(a)).

                                   ARTICLE 3

                 Representations and Warranties of the Company

          The Company represents and warrants to Parent that:

          SECTION 3.01.  Organization and Power.
                         ----------------------

          Each of the Company and its Significant Subsidiaries (as defined below) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          SECTION 3.02.  Corporate Authorization.
                         -----------------------

          The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 3.02, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement, voting together as one class (the "Company Requisite Vote"), is the
                                              ----------------------
only vote of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

          (b) The Company Board, upon recommendation of the Special Committee, has by unanimous vote of those present (who constituted 100% of the directors then in office), duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and thereby, and has resolved to (i) deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Company and its shareholders and (ii) recommend that the shareholders of the Company approve and adopt this Agreement. The Company Board, upon recommendation of the Special Committee, has directed that this Agreement be submitted to the shareholders of the Company for their approval.

          SECTION 3.03.  Governmental Authorization.
                         --------------------------

          The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state, local, foreign or multinational (including the European Union) government or any court, administrative agency or commission or other governmental agency or authority (a "Governmental Authority") other than: (a) the filing of
                 ----------------------
Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; (b) compliance with any applicable requirements of any foreign laws governing competition, antitrust, investment or exchange control;
(c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933
                                                                       ----
Act"); (d) compliance with any applicable requirements of the 1934 Act; (e)
---
compliance with any other applicable securities or takeover laws; (f) those that may be required solely by reason of Parent's or Merger Subsidiary's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) actions or filings which, if not taken or made, and consents, authorizations or orders which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and (h) filings and notices not required to be made or given until after the Effective Time.

          SECTION 3.04.  Non-Contravention.
                         -----------------

          Except as set forth on Section 3.04 of the disclosure schedule delivered by the Company to Parent prior to execution of this Agreement (the "Company Disclosure Schedule"), the execution, delivery and performance by the
 ---------------------------
Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not: (a) assuming receipt of the approval of shareholders referred to in Section 3.02 with respect to this Agreement, contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its

Significant Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.03 with respect to this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or its Subsidiaries; (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries and which (i) has a term of more than one year, (ii) involves the payment or receipt of money in excess of $1,000,000, or (iii) involves the issuance of capital stock of the Company or any of its Subsidiaries (a "Company
                                                                        -------
Agreement") or any license, franchise, permit or other similar authorization
---------
held by the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge,
            ----
charge, security interest or encumbrance of any kind in respect of such asset.

          SECTION 3.05.  Capitalization of the Company.
                         -----------------------------

          (a) The authorized capital stock of the Company consists of 405,000,000 shares, comprised of 320,000,000 shares of SNC Common Stock, 80,000,000 shares of circle.com Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock"). As of the close of
                                        ---------------
business on December 31, 2000, 73,862,249 shares of SNC Common Stock were issued and outstanding, 22,689,521 shares of circle.com Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 3.05,
(ii) for the transactions contemplated by this Agreement, and (iii) for changes since December 31, 2000 resulting from the exercise of employee and director stock options outstanding on such date, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (including equity equivalents or stock appreciation rights) (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). None of the Company or its
                     ------------------
Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Company Securities, including as a result of the transactions contemplated by this Agreement.

          (b) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

          SECTION 3.06.  Opinion of Financial Advisor.
                         ----------------------------

          The Company has received the opinion of Houlihan Lokey Howard & Zukin to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of the circle.com Common Stock in connection with the Merger is fair to such holders from a financial point of view.

                                   ARTICLE 4

                   Representations and Warranties of Parent

          Parent represents and warrants to the Company that:

          SECTION 4.01.  Organization and Power.
                         ----------------------

          (a) Each of Parent and its Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b) The Parent Board has, by vote of those present, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Parent Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved to (i) deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Parent and its shareholders and (ii) recommend that the shareholders of Parent approve the Capital Increase. The Parent Board has directed that the Capital Increase be submitted to the shareholders of Parent for their approval.

          SECTION 4.02.  Corporate Authorization.
                         -----------------------

          (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and, except as set forth in the next succeeding sentence of this Section 4.02, have been duly authorized by all necessary corporate action, including by resolution of the Parent Board. The affirmative vote of at least 66 2/3% of the outstanding voting rights of shareholders present in person or represented by proxy at the Parent Shareholder Meeting (as hereinafter defined) (the "Parent Requisite
                                                          ----------------
Vote") is the only vote of any class or series of Parent's capital stock
----
necessary to authorize the capital increase, or authorize the Parent Board to effect the capital increase and related issuance of shares in connection with the consummation of the Merger, covering both the Parent Shares to be issued on conversion of the shares of circle.com Common Stock issued and outstanding immediately prior to the Effective Time and the Parent Shares to be issued upon exercise of each Adjusted Option (the "Capital Increase"); provided that a
                                       ----------------
quorum of at least 33 1/3% (on the first call) or at least 25% (on the second call) of the outstanding Parent Shares having voting power is required at the Parent Shareholder Meeting. The affirmative vote of a majority of the principal amount of each class of convertible debt of Parent currently outstanding present at a duly called meeting at which the requisite quorum is present is required to waive preferential subscription rights in connection with the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, subject to the receipt of the Parent Requisite Vote, constitutes a valid and binding agreement of Parent, enforceable against Parent, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). The Parent Shares to be represented by the Parent ADSs to be issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (b) The Parent Board has, by vote of those present, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Parent Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved to (i) deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Parent and its shareholders and (ii) recommend that the shareholders of Parent approve the Capital Increase. The Parent Board has directed that the Capital Increase be submitted to the shareholders of Parent for their approval.

          SECTION 4.03.  Governmental Authorization.
                         --------------------------

          The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action, by or in respect of, or filing with, any Governmental Authority other than: (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable foreign laws governing competition, antitrust, investment or exchange control; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with applicable requirements of the Conseil des Marches Financiers (the "CMF") and
                                                                    ---
the Commission des Operations de Bourse (the "COB") relating to the Parent
                                              ---
Shares to be issued in connection with the issuance of Parent ADSs pursuant to this Agreement and compliance with any other applicable French securities or takeover laws and regulations; (f) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) actions or filings which, if not taken or made, and consents, authorizations or orders which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (h) filings and notices not required to be made or given until after the Effective Time.

          SECTION 4.04.  Non-Contravention.
                         -----------------

          The execution, delivery and performance by Parent of this Agreement do not, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not: (a) assuming the Parent Requisite Vote is obtained, contravene or conflict with the statuts, certificate of incorporation, bylaws or similar organizational documents of Parent or any of its Significant Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary; (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Subsidiary and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary; or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          SECTION 4.05.  Capitalization of Parent.
                         ------------------------

          (a) As of the close of business on December 31, 2000, 260,345,217 ordinary shares, nominal value 0.40 Euro per share, of Parent (the "Parent
                                                                    ------
Shares") were
------
issued and outstanding, and 6,151,350 Parent Shares were held in Parent's treasury. All the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to Parent option plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 4.05, (ii) for debt securities of Parent convertible or exchangeable for 42,097,312 Parent Shares and having preferential subscription rights, (iii) for options to purchase an aggregate of 19,968,862 Parent Shares, and (iv) for warrants to purchase an aggregate of 5,034,041 Parent Shares, as of December 31, 2000 there were outstanding (x) no shares of capital stock or other voting securities of Parent, (y) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (z) no options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (including equity equivalents or stock appreciation rights) (the items in clauses (x), (y) and (z) being referred to collectively as the "Parent Securities"). Except as set forth
                                       -----------------
in Section 4.05(a) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), as
                                               --------------------------
of the date of this Agreement, none of Parent or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Parent Securities or any securities of any Parent Subsidiary, including as a result of the transactions contemplated by this Agreement.

          (b) Except as set forth in Section 4.05(b) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

          SECTION 4.06.  COB Filings.
                         -----------

          As of its filing date, each report, schedule, form, statement or other document filed by Parent with the COB since December 31, 1999 (the "Parent COB
                                                                    ----------
Documents") (i) did not contain any untrue statement of a material fact or omit
---------
to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent COB Document and (ii) complied in all material respects with applicable French law relating to securities and stock exchanges and the applicable rules and regulations promulgated thereunder.

          SECTION 4.07.  Financial Statements.
                         --------------------

          The audited consolidated financial statements and consolidated interim financial statements of Parent included in the Parent COB Documents have been prepared in accordance with applicable French statutory and regulatory requirements applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

          SECTION 4.08.  Disclosure Documents.
                         --------------------

          (a) As of its filing date, each report, schedule, form, statement or other document filed by Parent with the SEC since February 23, 2000 (the "Parent
                                                                          ------
SEC Documents") (i) did not contain any untrue statement of a material fact or
-------------
omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document and (ii) complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

          (b)  The Registration Statement on Form F-4 of Parent (the "Form F-4")
                                                                      --------
to be filed with the SEC under the 1933 Act relating to the registration of Parent ADSs (including the Parent Shares underlying such Parent ADSs) in the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.08(c), comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

          (c) The proxy statement or other materials of Parent to be filed with the applicable regulatory authorities in connection with the Parent Shareholder Meeting, and any amendment or supplement thereto, (i) will not, at the date the proxy materials are first distributed or published or at the time the holders of Parent Shares vote on the Capital Increase, contain any untrue statement of a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with applicable French law relating to securities and stock exchanges and the applicable rules and regulations thereunder. No representation or warranty is made by Parent in this Section 4.08 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

          (d) Neither the Form F-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.08 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

          SECTION 4.09.  Merger Subsidiary.
                         -----------------

          Merger Subsidiary is a newly-formed direct wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.

                                   ARTICLE 5

                                   Covenants

          SECTION 5.01.  Conduct of the Company.
                         ----------------------

          The Company covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, the Company and its Subsidiaries shall conduct their business (including funding the operations of circle.com) in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable best efforts to keep available the services of their present officers and employees; provided, however, that the Company shall not be deemed to be in breach of this Section 5.01 if any action or inaction by the Company in violation of this Section 5.01 is caused primarily by any action or inaction by Parent.

          SECTION 5.02.  Shareholder Meetings; Proxy Materials; Registration
                         ---------------------------------------------------
Statement.
---------

          (a) The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably
 ---------------------------
practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement (the "Company Shareholder Approval").
                                              ----------------------------
Except as provided in Section 5.03(c), the Company Board shall recommend approval and adoption of this Agreement by the Company's shareholders. In connection with the Company Shareholder Meeting, the Company will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Shareholder Approval and otherwise comply with all legal requirements applicable to such meeting.

          (b)  Parent shall cause a meeting of its shareholders (the "Parent
                                                                      ------
Shareholder Meeting") to be duly called and held as soon as reasonably
-------------------
practicable after the date of this Agreement for the purpose of authorizing the Capital Increase and authorizing the Parent Board or any person designated by the Parent Board to determine the number of Parent Shares to be issued in connection with the Capital Increase (the "Parent Shareholder Approval"). The
                                           ---------------------------
Parent Board shall recommend approval and adoption of the Capital Increase. In connection with the Parent Shareholder Meeting, Parent will (x) promptly prepare and file with the applicable regulatory authorities any proxy statement or other materials necessary for such meeting, (y) use its reasonable best efforts to obtain the Parent Shareholder Approval and (z) otherwise comply with all legal requirements applicable to such meeting. The Parent Board shall take appropriate steps to determine, directly or through any person designated by the Parent Board, the number of Parent Shares to be issued in connection with the Capital Increase.

          (c) Parent shall promptly prepare and file with the SEC the Form F-4, containing a proxy statement (such proxy statement being the "Company Proxy
                                                              -------------
Statement") as part of a prospectus, in connection with (i) the registration
---------
under the 1933 Act of the Parent ADSs (including the Parent Shares underlying the Parent ADSs) issuable in connection with the Merger, (ii) the vote of the shareholders of the Company with respect to the Merger, and (iii) the other transactions contemplated by this Agreement. Parent agrees to provide the Company with an opportunity to review and comment on the Form F-4 and the Company Proxy Statement before filing. Parent agrees promptly to provide the Company with copies of all correspondence from and all responsive correspondence to the SEC regarding the Form F-4 and the Company Proxy Statement. Parent agrees promptly to notify the Company of all stop orders or threatened stop orders of which it becomes aware with respect to the Form F-4 and of the occurrence of any event prior to the Effective Time relating to Parent or its affiliates or any of its or their respective officers or directors discovered by Parent which should be set forth in an amendment to the Form F-4 or a supplement to the Company Proxy Statement. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use its reasonable best efforts to have or cause the Form F-4 to become effective under the 1933 Act as promptly as practicable after the Form F-4 is filed, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of Parent ADSs in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Form F-4 shall have become effective, the Company shall mail the Company Proxy Statement to its shareholders, and the Company shall comply with the proxy solicitation rules and regulations under the 1934 Act in connection with the solicitation of such shareholders. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Form F-4 or a supplement to the Company Proxy Statement, the Company shall promptly inform Parent.

          SECTION 5.03.  No Solicitation.
                         ----------------

          (a) From the date hereof until the termination hereof, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or any of its Subsidiaries shall, and that it shall direct and use its best reasonable efforts to cause its and its Subsidiaries' officers, directors, employees, investment bankers, consultants and other agents not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any non-public information relating to the Company or any of its Subsidiaries, as the case may be, or afford access to the properties, books or records of the Company or any of its Subsidiaries to any person that has made any Acquisition Proposal; provided, that nothing contained in this
                                   --------
Section 5.03 shall prevent the Company, after providing prior notice thereof to Parent that it is taking such action, from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal received from such person that the Special Committee or the Company Board determines in good faith could lead to a Superior Proposal, so long as (i) the Company has received prior to the date hereof an executed confidentiality agreement or prior to furnishing non-public information to, or entering into discussions or negotiations with, such person, the Company receives from such person an executed confidentiality agreement containing terms and conditions customary for transactions of this type, and
(ii) the Special Committee or the Company Board determines in good faith, based on such matters that it deems relevant, including the advice of independent legal counsel, that such action is necessary for the Special Committee or the Company Board to comply with its fiduciary duties to the holders of circle.com Common Stock under applicable law; provided, further, that nothing contained in
                                   --------  -------
this Agreement shall prevent the Company or its board of directors from complying with Rule 14e-2 or 14d-9 under the 1934 Act with regard to an Acquisition Proposal.

          (b) The Company will (i) promptly (and in no event later than 48 hours after the receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making such Acquisition Proposal and set forth the material terms thereof) Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, and
(ii) keep Parent informed on a current basis of the status and content of any discussions or negotiations with any third party regarding any Acquisition Proposal. The Company will, and will cause the other applicable persons listed in the first sentence of Section 5.03(a) to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

          (c) Except as set forth in this Section 5.03(c), the Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement, or any of the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement (including, without limitation, any letter of intent but excluding any confidentiality agreement) with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Special Committee, after consultation with and considering the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties under applicable law, it may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval and recommendation of this Agreement, or any of the transactions contemplated hereby, including the Merger, or (ii) approve or recommend, or propose publicly to approve or recommend, a Superior Proposal (as defined below), subject to the provisions set forth in the immediately following sentence. In the case of clause (ii), the Company may terminate this Agreement after receipt of a Superior Proposal only (A) after the expiration of ten (10) business days after the date on which the Company provides written notice to Parent advising that the Company Board has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that the Special Committee, in good faith, is prepared to recommend approval of such Superior Proposal and the grounds for such determination, (B) if, in the event that during such ten (10) business days Parent makes a counter proposal to such Superior Proposal to the Company Board (the "Parent Counter Proposal"), the Company shall cause its
                    -----------------------
financial and legal advisors to negotiate in good faith with Parent for a period of not less than five (5) business days to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby, and (C) after such negotiation period with Parent regarding the Parent Counter Proposal, the Special Committee, after consultation with and considering the advice of independent legal and financial counsel, determines in good faith that the Parent Counter Proposal is not at least as favorable to the Company's stockholders as the Superior Proposal and is prepared in good faith to approve or recommend the Superior Proposal to the Company Board.

          For purposes of this Agreement, "Acquisition Proposal" means any offer
                                           --------------------
or proposal for, or any indication of interest in, the acquisition of all or a substantial portion of the business or assets of circle.com only (and no other material assets of the Company), whether through a direct or indirect purchase of assets or stock or through a merger or other business combination involving any Subsidiary of the Company, or through any tender offer, exchange offer or other purchase of stock that, if consummated, would result in any person beneficially owning 20% or more of the circle.com Common Stock, other than the transactions contemplated by this Agreement.

          For purposes of this Agreement, "Superior Proposal" means any bona
                                           -----------------
fide Acquisition Proposal (i) on terms that the Special Committee determines in its good faith judgment (after considering the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the holders of circle.com Common Stock than this Agreement and the Merger taken as a whole, (ii) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Special Committee, and
(iii) pursuant to which no less than 100% of the circle.com Common Stock is proposed to be acquired or would be subject to redemption pursuant to the provisions of the certificate of incorporation of the Company.

          SECTION 5.04.  Notice of Certain Events.
                         ------------------------

          (a)  The Company and Parent shall promptly notify each other of:

                         (i)      any notice or other communication from any
person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

                         (ii)     any notice or other communication from any
Governmental Authority in connection with the transactions contemplated by this Agreement.

                    (b) The Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

                    (c) Parent shall promptly notify the Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or any Subsidiary of Parent which relate to the consummation of the transactions contemplated by this Agreement.

                    SECTION 5.05.       Reasonable Best Efforts.
                                        -----------------------

                    Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

                    SECTION 5.06.       Cooperation.
                                        -----------

                    Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate
(i) in connection with the preparation of the Company Proxy Statement and the Form F-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form F-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

                    SECTION 5.07.       Public Announcements.
                                        --------------------

                    So long as this Agreement is in effect, Parent and the Company will consult with each other before issuing any press release or making any SEC or COB filing or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or the requirements of any securities exchange, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

                    SECTION 5.08.       Further Assurances.
                                        ------------------

                    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                    SECTION 5.09.       Director and Officer Liability.
                                        ------------------------------

                    From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of its Subsidiaries, its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified
                  -----------------                        -----------
Parties"), to the fullest extent such persons can be indemnified by the Company
-------
under applicable law with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any Indemnified Party in his or her capacity as an employee, agent, officer or director of the Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liability arising under the 1933 Act, the 1934 Act or state law; provided, however, that the Surviving Corporation shall not be liable for any settlement or compromise effected without its written consent (which shall not be unreasonably withheld). In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense indemnified pursuant to the preceding sentence, Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred. The Indemnified Parties as a group may retain only one law firm with respect to each matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

                    Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premiums for such insurance during such six-year period shall exceed 300% of the per annum rate of the aggregate premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 300% of such rate. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 5.09. The rights under this Section 5.09 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, bylaws, or other similar organizational documents of the Company or any of its Subsidiaries or the DGCL. The rights under this Section 5.09 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Parent agrees to cause the Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six
(6) years the provisions of its articles of incorporation or bylaws or similar organizational documents providing for indemnification of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the fullest extent provided by law.

                    SECTION 5.10.       Obligations of Merger Subsidiary.
                                        --------------------------------

                    Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                    SECTION 5.11.       Listing.
                                        -------

                    Parent shall use its reasonable best efforts to cause the Parent ADSs to be issued in connection with the Merger to be approved for listing, subject to official notice of issuance, on The Nasdaq Stock Market's National Market System, on or prior to the day immediately preceding the Closing Date.

                    SECTION 5.12.       Tax Treatment.
                                        -------------

                    Each of Parent and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                    SECTION 5.13.       Third Party Consents.
                                        --------------------

                    (a) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, approvals or waivers (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (ii) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time or a Material Adverse Effect on Parent from occurring prior to or after the Effective Time.

                    (b) In the event that any party shall fail to obtain any third party consent, approval or waiver described in subsection (a) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

                                   ARTICLE 6

                           Conditions to the Merger

                    SECTION 6.01.       Conditions to the Obligations of Each
                                        -------------------------------------
Party.
-----
                    The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists, provided that in the case of the Company, such waiver shall be upon the recommendation of the Special Committee) of the following conditions:

                    (a) (i) this Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the shareholders of the Company by the Company Requisite Vote, (ii) the Capital Increase shall have been approved by the shareholders of Parent by the Parent Requisite Vote, (iii) the holders of each class of convertible debt of Parent currently outstanding shall have waived their preferential subscription rights in connection with the transactions contemplated by this Agreement, and (iv) the number of Parent Shares to be issued in connection with the Capital Increase shall have been determined by the Parent Board or any person duly designated by the Parent Board to determine such number;

                    (b) all consents, waivers, approvals and authorizations required to be obtained under any applicable Antitrust Law (as defined in Section 8.01(a)) shall have been obtained, and all filings or notices required to be made by the Company, Parent or any of their Subsidiaries under any other applicable Antitrust Law in connection with the transactions contemplated in this Agreement shall have been made with all required Governmental Authorities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Material Adverse Effect on the Company, Parent or the Surviving Corporation;

                    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

                    (d) the Form F-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC and (ii) Parent shall have received appropriate decisions and visas from the CMF and the COB; and

                    (e) the Parent ADSs to be issued in the Merger shall have been approved for listing on The Nasdaq Stock Market's National Market System, subject to official notice of issuance.

                    (f) Parent and the Company shall have received an opinion from Hogan & Hartson L.L.P., counsel to Parent, or such other counsel as is reasonably acceptable to Parent and the Company, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that the Merger should constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Hogan & Hartson L.L.P. may rely upon representations contained in certificates of officers of Parent, Merger Subsidiary and the Company.

                    SECTION 6.02.       Conditions to the Obligations of Parent
                                        ---------------------------------------
and Merger Subsidiary.
---------------------

                    The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further condition:

                    (i) The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Closing Date and (ii) the representations and warranties of the Company contained in this Agreement (which representations and warranties shall be deemed, for purposes of this condition, to include any qualifications with respect to materiality, including references to Material Adverse Effect) other than the representations and warranties set forth in Sections 3.04 and 3.05 shall be true and correct at and as of the Closing Date, as if made at and as of such time (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Company; and Parent shall have received a certificate signed by an executive officer of the Company to the effect set forth in clauses (i) and (ii).

                    SECTION 6.03.       Conditions to the Obligations of the
                                        ------------------------------------
Company.
-------
                    The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company upon recommendation of the Special Committee) of the following further condition:

                    (i) Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Closing Date and (ii) the representations and warranties of Parent contained in this Agreement (which representations and warranties shall be deemed, for purposes of this condition, to include any qualifications with respect to materiality, including references to Material Adverse Effect) shall be true and correct at and as of the Closing Date, as if made at and as of such time (other than representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Parent; and the Company shall have received a certificate signed by an executive officer of Parent to the effect set forth in clauses (i) and (ii).

                                   ARTICLE 7

                                  Termination

                    SECTION 7.01.       Termination.
                                        -----------

                    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company or Parent):

                    (a) by mutual written consent of the Company, upon recommendation of the Special Committee, and Parent; or

                    (b) by either the Company, upon recommendation of the Special Committee, or Parent:

                           (i)      if the Merger has not been consummated by
September 30, 2001 (the "End Date"); provided that the right to terminate this
                         --------
Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure of the Merger to be consummated by the End Date; or

                           (ii)     if the Company Shareholder Approval shall
not have been obtained by reason of the failure to obtain the Company Requisite Vote at a duly held meeting of shareholders or any adjournment thereof; or

                           (iii)    if the Parent Shareholder Approval shall not
have been obtained by reason of the failure to obtain the Parent Requisite Vote at a duly held meeting of shareholders or any adjournment thereof; or

                         (iv)     (so long as such party has complied in all
material respects with its obligations under this Agreement), if consummation of the Merger would be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining the Company or Parent from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable; or

                    (c)  by the Company, upon recommendation of the Special
Committee:

                         (i)   if the Company Board shall have received an
Acquisition Proposal which the Company Board, acting through the Special Committee, has determined in good faith is a Superior Proposal and the Special Committee is prepared in good faith to approve or recommend the transactions contemplated by such Superior Proposal after complying with Section 5.03(c) (including, without limitation, the expiration of the ten (10) business day period set forth therein); provided that it shall be a condition to the effectiveness of such termination that the Company shall have made provisions for the payment referred to in Section 7.03(b) hereof;

                         (ii)  upon a breach of any representation, warranty,
covenant or agreement of Parent, or if any representation or warranty of Parent shall become untrue, in either case which breach or misrepresentation or warranty shall not have been cured within 30 days following written notice from the Company such that the conditions set forth in Section 6.03 would be incapable of being satisfied by the End Date; or

                         (iii) if the Parent Board shall have withdrawn or
modified, or publicly proposed to withdraw or modify, in a manner adverse to the Company, its approval or recommendation of the Capital Increase; or

                    (d)  by Parent:

                         (i)    if the Company Board or Special Committee shall
have (A) withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger and this Agreement or (B) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal; or

                         (ii)   upon a breach of any representation, warranty,
covenant or agreement of the Company other than representations and warranties in Sections 3.04 and 3.05, or if any representation or warranty of the Company, other than representations and warranties set forth in Sections 3.04 and 3.05, shall become untrue, in either case which breach or misrepresentation or warranty shall not have been cured within 30 days following written notice from Parent such that the conditions set forth in Section 6.02(a) would be incapable of being satisfied by the End Date.

                    The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (d) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision hereof pursuant to which such termination is effected.

                    SECTION 7.02.       Effect of Termination.
                                        ---------------------

                    If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section
7.02 and in Sections 7.03, 8.01, 8.06, 8.07, 8.08 and 8.09 shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any material breach by that party of this Agreement.

                    SECTION 7.03.       Payments.
                                        --------

                    (a) Except as otherwise specified in this Section 7.03 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

                    (b) If the Company shall terminate this Agreement pursuant to Section 7.01(c)(i) hereof and the Company shall, within 12 months thereafter, consummate an Acquisition Proposal (other than an Acquisition Proposal in which the Parent or one or more of its Subsidiaries retain ownership of all or substantially all of the business or assets of c.com), the Company shall allocate on the books and records of circle.com a charge in an amount equal to $800,000 (inclusive of value added tax, if any), all of which amount shall be allocated to circle.com and paid directly to Parent in lieu of expense reimbursement.

                                   ARTICLE 8

                                 MISCELLANEOUS
                                 -------------

                    SECTION 8.01.       Certain Definitions.
                                        -------------------

                    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.01:

                    (a)  "Antitrust Law" means the Sherman Act, as amended, the
                          -------------
Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

                    (b)  "know" or "knowledge" means, with respect to the
                          ----      ---------
Company, the actual knowledge of the Company's executive officers, and with respect to Parent and Merger Subsidiary, the actual knowledge Parent's executive directors.

                    (c)  "Material Adverse Effect" with respect to the Company
                          -----------------------
or Parent, as the case may be, means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances or effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), or results of operations of such person and its Subsidiaries, taken as a whole, or (ii) the ability of such person to perform its obligations under or to consummate the transactions contemplated by this Agreement, provided that none of the following shall constitute a Material Adverse Effect: (i) occurrences affecting the Company's or Parent's or any of their respective Subsidiaries' businesses as a result of the announcement of the execution of this Agreement; (ii) general economic conditions; (iii) any changes generally affecting the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries operate; or (iv) changes in the Company's business after the date hereof attributable solely to actions taken by Parent.

                    (d)  "person" means an individual, corporation, limited
                          ------
liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the 1934 Act).

                    (e)  "Significant Subsidiaries" of a person mean the
                          ------------------------
subsidiaries of such person that are "significant subsidiaries," as such term is defined in Section 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"), as currently in effect; provided, however, that with regard to
 --------
Parent, Significant Subsidiaries shall not include the Company or any of its Subsidiaries.

                    (f)  "Subsidiary" means, when used with reference to any
                          ----------
entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

                    (g)  "Taxes" (including the term "Tax") means any and all
                          -----                       ---
taxes, charges, fees, levies or other similar assessments imposed by the Internal Revenue Service or any other taxing authority (whether domestic or foreign) (a "Taxing Authority"), and such term shall include any interest,
             ----------------
penalties or additional amounts with respect to any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return,
                              ----------
document, declaration or other information or filing required to be supplied to any Taxing Authority (foreign or domestic) with respect to Taxes.

                    SECTION 8.02.       Notices.
                                        -------

                    All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

                    if to Parent or Merger Subsidiary, to:

                    Havas Advertising
                    84, rue de Villiers
                    92683 Levallois-Perret Cedex
                    France

                    Attention:  Chief Financial Officer

                    with a copy to:

                    Hogan & Hartson L.L.P.
                    555 13th Street, N.W.
                    Washington, D.C. 20004

                    Attention:  Bruce W. Gilchrist
                                J. Warren Gorrell, Jr.

                    if to the Company, to:

                    Snyder Communications, Inc.
                    Two Democracy Center
                    6903 Rockledge Drive
                    Bethesda, Maryland 20817

                    Attention:    Chief Financial Officer

                    with a copy to:

                    Wilmer, Cutler & Pickering
                    2445 M Street, N.W.
                    Washington, D.C. 20037

                    Attention:  Richard W. Cass

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.02 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.02.

                    SECTION 8.03.       Entire Agreement; Non-Survival of
                                        ---------------------------------
Representations and Warranties; Third Party Beneficiaries.
---------------------------------------------------------

                    (a) This Agreement (including any exhibits hereto) and the other agreements referred to in this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any person other than the parties hereto or thereto any rights or remedies (except that Article 1 and Section 5.09 are intended to confer rights and remedies on the persons specified therein).

                    (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

                    SECTION 8.04.       Amendments; No Waivers.
                                        ----------------------

                    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, there shall be made no amendment that by law requires further approval by shareholders without the further approval of such shareholders.

                    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                    SECTION 8.05.       Successors and Assigns.
                                        ----------------------

                    The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

                    SECTION 8.06.       Governing Law.
                                        -------------

                    This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the choice of law principles thereof; provided, however, that the provisions of this Agreement relating to the Capital Increase shall be construed in accordance with and governed by the laws of France to the extent applicable.

                    SECTION 8.07.       Jurisdiction.
                                        ------------

                  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

                    SECTION 8.08.       Counterparts; Effectiveness.
                                        ---------------------------

                    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                    SECTION 8.09.       Interpretation.
                                        --------------

                    When a reference is made in this Agreement to a Section or Disclosure Schedule, such reference shall be to a Section of this Agreement or to the Company Disclosure Schedule or Parent Disclosure Schedule as applicable, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include",
                                                                 -------
"includes" or "including" are used in this Agreement they shall be deemed to be
 --------      ---------
followed by the words "without limitation".
                       ------------------

                    SECTION 8.10.       Severability.
                                        ------------

                    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                    SECTION 8.11.       Specific Performance.
                                        --------------------

                    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

                    SECTION 8.12.       Joint and Several Liability.
                                        ---------------------------

                    Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               HAVAS ADVERTISING


                               By:    /s/ Jacques Herail
                                      ---------------------------
                               Name:  Jacques Herail
                               Title: Managing Director and Chief
                                      Financial Officer



                               HAS ACQUISITION II CORPORATION


                               By:    /s/ Jacques Herail
                                      ---------------------------
                               Name:  Jacques Herail
                               Title: Senior Vice President



                               SNYDER COMMUNICATIONS, INC.


                               By:    /s/ Alain de Pouzilhac
                                      ---------------------------
                               Name:  Alain de Pouzilhac
                               Title: Chairman and Chief Executive
                                      Officer